ISIN NO 001 0345374

LOAN AGREEMENT

between

B+H Ocean Carriers Ltd
(Borrower)

and

Norsk Tillitsmann ASA
(Loan Trustee)

on behalf of

the Bondholders

in the bond issue

FRN B+H Ocean Carriers Ltd Open Bond Issue 2006/2013

TABLE OF CONTENTS

1  Definitions
2  The Loan
3  Listing
4  Registration in a Securities Depository
5  The functions, duties and liability of the Loan Trustee
6  Conditions Precedent
7  Representations and Warranties
8  Status of the Loan
9  Interest
10 Maturity of the Loan and Call Option
11  Interest in the event of late payment
12  Borrower's acquisition of Borrower’s Bonds
13  Covenants
14  Fees and expenses
15  Events of Default
16  Authority of the Bondholders' meeting and the Loan Trustee
17  Procedural rules
18  Repeated Bondholders' meeting
19 Change of Loan Trustee
20  Limitation
21  Dispute resolution and legal venue

This agreement (the "Loan Agreement") has been entered into on December 11, 2006 between B+H Ocean Carriers Ltd (Company No C51934) as borrower (the “Borrower”) and Norsk Tillitsmann ASA (Company No 963 342 624) as loan trustee (the “Loan Trustee”).

Through their subscription in the Loan the Bondholders have acceded to the Loan Agreement (i.e.):

* The Bondholders are bound by the terms of the Loan Agreement provided that information about the accession was given in the subscription documents.

* The Loan Trustee has through the Bondholders subscription been granted authority to act on behalf of the Bondholders to the extent provided for in the Loan Agreement.

The Loan Agreement is available to anyone and may be obtained from the Loan Trustee or the Borrower. The Borrower shall ensure that the Loan Agreement is available to the general public throughout the entire term of the Loan.

1  Definitions

Whenever used in this Loan Agreement the following terms shall have the following meaning:

Banking Day: any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Oslo, London and New York.

Bondholders:  the holders of the Bonds.

Bonds:  bonds in the Loan, as described in Clause 2.1, each individually a “Bond”.

Borrower’s Bonds:  Bonds in the Remaining Loan, owned by the Borrower or any party over whom the Borrower has decisive influence or any party who has decisive influence over the Borrower.

Change of Control Event: means that a shareholder or a group of affiliated shareholders, or companies, (direct or indirect), ref Securities Trading Act § 1-4, exclusive of Michael S. Hudner and Trevor J. Williams and companies under control of Michael S. Hudner and Trevor J. Williams, obtain (including purchase, merger, dilution etc.) ownership or control of more than 50 - fifty - per cent of the share capital of the Borrower.

Disbursement Date:   12 December 2006.

Event of Default:  means each event defined as an event of default in Clause 15.1.

Exchange:  securities exchange or other reputable market place for securities having satisfactory requirements as to listing and trading, where the Loan is listed or applied for listing.

Finance Documents:  means (i) this Loan Agreement, (ii) the fee agreement according to Clause 14.1, and (iiii) any other document which is executed at any time by the Borrower in relation to any amount payable under this Loan Agreement or any of the other documents referred to in this definition.

Group:  the Borrower and its subsidiaries (if any).

Interest Determination Date: 8 December 2006 and thereafter two Banking Days prior to each Interest Payment Date.

Interest Payment Date: 12 March, 12 June, 12 September and 12 December each year. If the Interest Payment Date is not a Banking Day, the Interest Payment Date shall be postponed to the next Banking Day. However, if this day falls in the following calendar month, the Interest Payment Date is moved to the first Banking Day preceding the original date.

Margin:  4.00 percentage points.

Maturity Date:  12 December 2013. If the Maturity Date is not a Banking Day, the Maturity Date shall be postponed to the next Banking Day. However, if this day falls in the following calendar month, the Maturity Date is moved to the first Banking Day preceding the original date.

Net Asset Value:	Value Adjusted Assets less Net Debt on a consolidated basis and according to IFRS.

Net Debt:	book value of all liabilities minus cash

LIBOR: -  the interest rate rounded off to five decimal places for a 3 - three - months period that is quoted on Reuters Screen LIBOR01 page as of 11.00 a.m. London time on the Interest Determination Date.

Should the contents of the Reuters Screen LIBOR01 page be changed such that, in the opinion of the Loan Trustee, the interest rates shown no longer represent the same kind of interest rates as when the Loan was disbursed, or the relevant page is removed from the Reuters Screen, another news page shall be used. This page may be another Reuters Screen’s page or, possibly, that of another electronic news agency, if it, in the opinion of the Loan Trustee, specifies the same kind of interest rates as Reuters Screen LIBOR01 page did on the disbursement of the loan. Any disagreement of opinion between the Borrower and the Loan Trustee concerning the use of a new page must be treated as described in sub-clause 9.3 of the Loan Agreement.

LIBOR -
Reference Banks: -  interest rate determined on the basis of the interest on deposits in U.S. Dollars in the inter-bank market in London, quoted by four large authorised exchange banks in the London market at approximately 11.00 a.m. London time on the Interest Determination Date in London, for a 3 - three - months period, starting on the Interest Payment Date and applicable to a comparable amount. The Loan Trustee will ask the head office of each of the banks for a quotation on such interest. If two or more quotations are given, the interest rate will be set at the arithmetic mean of the quotations. If less than two quotations are given, the interest rate will be set to the arithmetic mean of the rates that banks selected by the Loan Trustee quote at approximately 11.00 a.m. London time on the Interest Determination Date for deposits in U.S. Dollars to leading European banks for a 3 - three - months period starting on the Interest Payment Date and applicable to a comparable amount. An interest rate determined by calculation of the arithmetic mean shall be rounded off to five decimal places.

Outstanding Loan:  Remaining Loan less Borrower’s Bonds.

Payment Date:  in relation to the Loan the dates specified for payment of interest or principal. If Payment Date is not a Banking Day payments should be made the following Banking Day.

Put Option:  each Bondholder’s right to demand an early redemption of its Bonds as set out in Clause 10.2.

Remaining Loan:  the aggregate principal amount of all Bonds outstanding in the Loan less the principal amount of the Bonds redeemed by the Borrower and discharged through the Securities Depository.

Securities Depository: the securities depository in which the Loan is registered. On Disbursement Date the Securities Depository is Verdipapirregisteret (“VPS”).

Securities Depository act: the Norwegian act of 2002 no. 64 regarding securities depository.

Value Adjusted
Equity Ratio:   the ratio of Net Asset Value to Value Adjusted Assets, based on minimum two independent shipbrokers valuation.

Value Adjusted Assets: on a consolidated basis, the sum of the book value of the Borrower’s assets (total book value of assets) in accordance with IFRS, adjusted for actual market value for all vessels based on independent shipbroker valuations. Cash shall not be included. For vessels under construction, shipbroker valuations minus remaining yard installments shall be used in the calculation.

2  The Loan

2.1  The Borrower has resolved to issue a series of Bonds at a maximum amount of USD 60,000,000 (US Dollars sixtymillion), herein referred to as the “Loan". The Loan may comprise of one or more tranches issued on different issue dates. The first tranche will be in the amount of USD 25,000,000 (US Dollar twentyfivemillion).

The Loan is an open (tap) issue, from and including Disbursement Date and will be closed no later than 5 Banking Days prior to Maturity Date.

The Bonds will be in denominations of USD 100,000 each and rank pari passu.

The Loan will be described as “FRN B+H Ocean Carriers Ltd Open Bond Issue 2006/2013”.

The registration number (ISIN) of the Loan will be NO 001 0345374.

The tenor of the Loan is from and including the Disbursement Date to the Maturity Date.

The net proceeds of the Loan will be employed for the general corporate purpose, including but not limited to the following: (i) product tanker conversion project (six vessels), (ii) conversion of “Redina” (tbr “Sachem”) and “Sagamore” to full D/H, (iii) acquisition of additional OBOs, (iv) acquisition of further product tankers, (v) continuance of share buy-back, and (vi) balance of equity payment on “Sakonnet” (ex-“Sibohelle”).

2.2  All tranches under the Loan will be subject to identical terms in all respects. The rights and obligations of all parties to the Loan will also apply for later tranches issued within the maximum amount of the Loan.

The Loan Trustee will when issuing additional tranches prepare an addendum to the Loan Agreement regulating the conditions precedent to disbursement of the relevant tranche.

3  Listing

3.1 The Loan will initially not be applied for listing. An application may later be made for the bonds to be listed on Oslo Børs or Oslo Børs’ Alternative Bond Market (ABM) at the Borrower’s discretion.

4  Registration in a Securities Depository

4.1 The Loan must prior to disbursement be registered in a Securities Depository according to the Securities Depository act and the conditions from the Securities Depository.

4.2 The Borrower shall promptly arrange for notification to the Securities Depository of any changes in the terms and conditions of the Loan. The Loan Trustee shall have a copy of the notification.

4.3 The Borrower is responsible for the implementation of correct registration in the Securities Depository. The registration may be executed by an agent for the Borrower provided that the agent is qualified according to relevant regulations.

5  The functions, duties and liability of the Loan Trustee

5.1  The Loan Trustee shall pursuant to this Loan Agreement and in compliance with laws and regulations monitor the Bondholders' interests and rights vis-à-vis the Borrower, inter alia,

- monitor the Borrower’s fulfilment of his obligations under the Loan Agreement,
- exercise necessary discretion in carrying out the duties assigned to the Loan Trustee under the Loan Agreement,
- ensure that valid decisions made at Bondholder meetings are carried out,
- make the decisions and implement the measures that are assigned to or imposed on the Loan Trustee pursuant to this Loan Agreement,
- forward to the Bondholders necessary information which is obtained and received in its capacity as Bondholder’s representative,
- verify the timely and correct payment of interest and principal, and
- provided the Loan is listed, inform the Exchange of circumstances which are of importance to the listing and quotation of the Loan; however, this only applies to cases in which the Loan Trustee gains knowledge of or should have knowledge of such circumstances and the Borrower fails to fulfil its duty of information towards the Exchange after having been urged to do so by the Loan Trustee.

5.2  In performing its functions as Bondholder’s representative, the Loan Trustee is not obligated to assess the Borrower's financial situation or ability to service the Loan except to the extent such duty may clearly be inferred from the Loan Agreement.

5.3  The Loan Trustee shall be liable to pay damages for financial losses suffered by the Bondholders as a result of negligence of the Loan Trustee in performing its functions and duties under the Loan Agreement. The Loan Trustee is not responsible for the content of the information the Loan Trustee has submitted on behalf of the Borrower.

6  Conditions Precedent

6.1  Disbursement of the Loan will be subject to the Loan Trustee having received the following documents, in form and substance satisfactory to it, at least two Banking Days prior to the Disbursement Date:

(a)	the Loan Agreement duly executed,

(b)	certified copies of all necessary corporate resolutions to issue the Bonds and execute the Finance Documents,

(c)	a power of attorney from the Borrower to relevant individuals for their execution of the relevant Finance Documents,

(d)
certified copies of the Certificate of Incorporation and Articles of Association of the Borrower, and extracts from the relevant registrar or similar documentation evidencing the individuals authorised to sign on behalf of the Borrower,

(e)	the latest available annual and interim report (if applicable) of the Borrower and the Group,

(f)
to the extent necessary, certified copies of authorisations required for the validity of and execution, delivery and performance by and the enforceability against the Borrower of the Loan Agreement, i.a. - confirmation that the subscription documents have been controlled by the Exchange, or confirmation from the manager of the Loan that the subscription documents have been controlled and that a prospectus is not required according to Norwegian law and any other applicable law,

(g)	confirmation that the Loan has been registered in a Securities Depository,

(h)	written confirmation from the Borrower in accordance with Clause 7.1,

(i)	the agreement set forth in Clause 14.1, duly executed, and

(j)	any written documentation made public in connection with the Loan.

6.2  Subject to the conditions set out above the first tranche of the Loan will be made available to the Borrower at Disbursement Date.

6.3  The Loan Trustee is entitled to accept a delay in receiving documents listed above.

7  Representations and Warranties

7.1 The Borrower shall in writing represent and warrant that:

(a)
the Borrower is a public limited liability company, duly incorporated and validly existing under the law in which it is registered, and has the power to own its assets and carry on its business as presently conducted;

(b)	the Borrower has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of the Finance Documents;

(c)
the Finance Documents constitute (or will constitute, when executed by the respective parties thereto) legal, valid and binding obligations of such parties, enforceable in accordance with its terms, and (save as provided for therein) no registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against the Borrower;

(d)
the entry into and performance by the Borrower of the Finance Documents and the transactions contemplated thereby do not and will not conflict with (i) any present law or regulation or judicial or official order; (ii) its articles of association, by-laws or other constitutional documents; or (iii) any document or agreement which is binding on the Borrower;

(e)
no Event of Default exists; and no other circumstances exist which constitute or (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing) would constitute a default under any document which is binding on the Borrower or any of its assets, and which may have a material adverse effect on the ability of the Borrower to perform its obligations under the Finance Documents;

(f)
all documents and information which has been provided in connection with this Loan, represent the latest available financial information concerning the Group and there has been no change in the Group’s financial position which could have a material adverse effect on the Borrower’s ability to perform its duties under the Finance Documents;

(g)
all authorisations, consents, licenses or approvals of governmental authorities required for the Borrower in connection with the execution, performance validity or enforceability of the Finance Documents, and the transactions contemplated thereby, have been obtained and are valid;

(h)
all authorisations, consents, licenses or approvals of governmental authorities required for the Borrower to carry on its business as presently conducted, have been obtained and are in full force and effect,

(i)
no litigation, arbitration or administrative proceeding is pending or, to the best of the Borrower’s knowledge, threatened against it which would materially and adversely affect the affairs, assets or financial condition of the Borrower or its ability to perform its obligations under the Finance Documents;

(j)	the Borrower is not required to make any deduction or withholding from any payment which it may become obliged to make to the Loan Trustee (on behalf of the Bondholders) under the Finance Documents;

(k)
the Borrower's payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatory preferred by law applying to companies generally; and

(l)	the representations and warranties set out in this Clause 7.1, are made by the Borrower on the signing date of the Loan Agreement.

7.2 The Borrower shall indemnify the Loan Trustee for any economic losses suffered as a result of complying with the representations and warranties provided by the Borrower herein both prior to disbursement of the Loan, and during its life.

8  Status of the Loan

8.1  The Loan shall rank pari passu with all other senior debt of the Borrower, save for obligations which are mandatory preferred by law and shall rank ahead of subordinated capital.

8.2 The Loan shall be unsecured.

9  Interest and interest calculations

9.1
Interest accrues from and including the Disbursement Date based on LIBOR plus Margin. The interest rate is set on the first Interest Determination Date. Should LIBOR not be available, the interest rate will be set based on LIBOR Reference Banks plus Margin.

The interest rate is reset in accordance with sub-clause 9.2.

The interest is paid in arrears on each Interest Payment Date, the first Interest Payment Date falling in March 2007.

9.2 The interest rate on the Loan is reset with effect from each Interest Payment Date. The new interest rate is reset on the Interest Determination Date based on LIBOR plus Margin. Should LIBOR not be available, the interest rate will be reset based on LIBOR Reference Banks plus Margin.

When the interest is set for the first time and on subsequent interest rate resets, the next Interest Payment Date and the actual number of calendar days up to that date must be notified to the Bondholders in writing via the Securities Depository. This communication must also include the interest rate applicable up to the next Interest Payment Date. The Loan Trustee and, if the Loan is listed, the Exchange shall be notified of the new interest rate immediately.

9.3 In the event that the interest rate is fixed in accordance with quotes from LIBOR Reference Banks, the Borrower or Bondholders representing at least 1/10th of the Outstanding Loan may appeal against the interest rate fixing. Such an appeal must be presented in writing to the Loan Trustee within 20 Banking Days of the Bondholders being informed of the interest rate fixing. The appeal will be dealt with by a committee comprising three members, of which one representative is nominated by the Borrower, one representative is nominated by the Loan Trustee and a chairman agreed by the representatives of the two parties. If the parties cannot agree on a chairman, this person will be nominated by the Lord Chief Justice of the Oslo City Court. The decision of the committee is final.

Bondholders and the Exchange (if applicable) shall receive written notice from the Securities Depository that an appeal has been made against the procedure for fixing the interest rate in accordance with sub-clause 9.3.

9.4
The interest is calculated on the basis of the actual number of elapsed calendar days from and including the Disbursement date to the following Interest Payment Date, and subsequently from each interest fixing date to the next or the maturity date. The number of days is divided by 360.

10 Maturity of the Loan, call option, put option and mandatory redemption

10.1 The Loan will run without installments and mature in whole on the Maturity Date at par (100%).

10.2 The Borrower may redeem the Loan or any portion of the Loan (the "Call Option") as follows:

(i)
at any time (American option) from and included the Interest Payment Date in June 2010 to, but not included, the Interest Payment Date in June 2011 at 104.50 % of par value plus accrued unpaid interest on redeemed amount,

(ii)
at any time (American option) from and included the Interest Payment Date in June 2011 to, but not included, the Interest Payment Date in June 2012 at 103.25 % of par value plus accrued unpaid interest on redeemed amount,

(iii)
at any time (American option) from and included the Interest Payment Date in June 2012 to, but not included, the Interest Payment Date in June 2013 at 102.25 % of par value plus accrued unpaid interest on redeemed amount, and

(iv)	at any time (American option) from and included the Interest Payment Date in June 2013 to, but not included, the Maturity Date at 101.00 % of par value plus accrued unpaid interest on redeemed amount.

Should the Borrower exercise the Call Option, the Loan Trustee and the Bondholders must be informed of this (the Bondholders in writing via VPS) no later than 30 - thirty - Banking Days before the date of redemption. The Exchange (if applicable) shall immediately be informed.

Partial redemption of the Loan must be carried out by drawing of lots between the bonds (by a full repayment of individual Bonds, allocated randomly between the bonds).

10.3 Upon a Change of Control Event, each Bondholder shall have a right of redemption (put option) of its bonds at 100% (par value) plus unpaid interest on redeemed amount.
The Put Option must be exercised within two months after the Borrower has given notification as set out in Clause 13.1 (g).

The Put Option shall be exercised by the Bondholders by giving written notice of the request to the Bondholder’s VPS account manager. The Bondholder’s VPS account manager shall notify the paying agent of the Loan (the “Paying Agent”) of the pre-payment request. The Put Date shall be fifteen - 15 - Banking Days following the date when the Paying Agent received the pre-payment request.

A written request for redemption must be received by each Bondholder’s account manager at the latest 15 - fifteen - Banking Days prior to the redemption date pursuant to this Clause 10.3.

11  Interest in the event of late payment

11.1  In the event that payment of interest or principal is not made on the relevant Payment Date, the amount outstanding shall bear interest from the Payment Date at an interest rate equivalent to the interest rate according to Clause 9 plus 5.00 percentage points.

11.2  The outstanding amounts shall bear interest as mentioned above until payment is made, whether or not the Loan is declared to be in default pursuant to Clause 15.1 (a), cf. Clauses 15.2 - 15.4.

12  Borrower's acquisition of Borrower’s Bonds

12.1  The Borrower has the right to acquire and own Borrower’s Bonds. Borrower’s Bonds may at the Borrower's discretion be retained by the Borrower, sold or used for partial redemption of the Remaining Loan.

13  Covenants

13.1  During the term of the Loan the Borrower shall comply with the following information covenants:

(a)	immediately inform the Loan Trustee of any default of the Loan pursuant to Clause 15 as well as of any circumstances which the Borrower understands or should understand may lead to default,

(b)
of its own accord, make annual and interim reports available on the Borrower’s website (alternatively by sending them to the Loan Trustee) as soon they are available, and not later than 150 days after the end of the financial year and not later than 60 days after the end of the relevant interim report,

(c)	at the request of the Loan Trustee send a report outlining the balance of Borrower’s Bonds,

(d)	forward to the Loan Trustee copies of any creditors’ notifications of the Borrower, including but not limited to; mergers, demergers and reduction of shareholders capital,

(e)
at the request of the Loan Trustee provide the documents and information necessary to maintain the listing and quotation of the Loan on Exchange (if applicable) and to otherwise enable the Loan Trustee to carry out its rights and duties pursuant to the Loan Agreement, laws and regulations,

(f)	within a reasonable time limit provide information about the Borrower's financial condition as the Loan Trustee may reasonably request

(g)	immediately notify the Bondholders (via Securities Depository), the Loan Trustee and the Exchange (if listed) if a Change of Control Event takes place, and

(h)	in connection with reporting under 13.1 (b) confirm to the Loan Trustee the Borrower’s compliance with Clause 13.2 (a) and Clauses 13.3 (b) and (c);

13.2 During the term of the Loan, the Borrower shall comply with the following financial covenants:

(a) each quarter demonstrate to the Loan Trustee a Value Adjusted Equity Ratio of minimum 25 % based on independent shipbroker valuations.

13.3  During the term of the Loan, the Borrower shall (unless the Loan Trustee or the Bondholders’ meeting (as the case may be) in writing has agreed to otherwise) comply with the following general covenants:

(a)
not in any calender year make any dividend payment, repurchase of shares or make other capital distributions to its shareholders, exceeding 50 per cent of the Group’s (on consilidatet basis) net profit after taxes bases on the accounts of preceding financial year (any un-utilized amount of the permitted dividend pursuant to the above may not be carried forward to any subsequent calendar year),

(b)	not cease to carry on its business, and

(c)
not (i) sell or dispose of all or a substantial part of its operations or (ii) change the nature of its business in a manner which might jeopardize the Borrower's fulfillment of its obligations under the Loan Agreement.

(d)
not engage in, or permit any member of the Group to engage in, directly or indirectly, any transaction with any party (without limitation, the purchase, sale or exchange of assets or the rendering of any service), except in the ordinary course of business and pursuant to the reasonable requirement of the Borrower's or such member of the Group's business and upon fair and reasonable terms that are no less favorable to the Borrower or such member of the Group, as the case may be, than those which might be obtained in an arm's length transaction at the time.

14  Fees and expenses

14.1  The Borrower shall pay an annual fee to the Loan Trustee, the amount of which is set out in a separate agreement between the Borrower and the Loan Trustee.

14.2  The Borrower shall cover all expenses in connection with the Loan (and any security for the Loan), such as preparation of the Loan Agreement (and any security for the Loan), listing of the Loan on the Exchange (if applicable) and registration and administration of the Loan in the Securities Depository in accordance with the agreement between the Borrower and the Securities Depository.

14.3  The Borrower shall cover any document fee and other public fees in connection with the Loan (and any security for the Loan). Any public fees or taxes on sales of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise decided by law or regulation.

The Borrower is responsible for withholding any withholding tax imposed by Norwegian law.

14.4  In addition to the fee of the Loan Trustee pursuant to Clause 14.1 and normal expenses pursuant to Clauses 14.2 and 14.3, the Borrower shall on demand cover extraordinary expenses incurred by the Loan Trustee in connection with the Loan, as determined in separate agreement between the Borrower and the Loan Trustee. See however Clause 19.2.

15  Events of Default

15.1  The Loan may be declared to be in default upon the occurrence of any of the following events (Events of Default):

(a)  the Borrower shall on any Payment Date fail to pay any interest or principal due or any other amount payable under the Finance Document; provided, however, that such failure shall not include failures which are remedied within 5 - five - Banking Days after the Payment Date, and it is obvious the Borrower will remedy the failure within this time.

(b)  the Borrower shall fail to duly perform any other covenant or obligation, to be performed under Finance Documents and such failure is not remedied within 10 - ten - Banking Days after notice thereof is given to the Borrower by the Loan Trustee,

(c)  if, for each member of the Group, the aggregate amount of financial indebtedness or commitment for financial indebtedness falling within paragraphs (i) to (iv) below exceeds a total of NOK 10 million - or the equivalent thereof in other currencies;

(i) any financial indebtedness of, or guaranteed by, is not paid when due nor within any originally applicable grace period,

(ii) any financial indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described),

(iii) any commitment for any financial indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or

(iv) any creditor becomes entitled to declare any financial indebtedness of due to and payable prior to its specified maturity as a result of an event of default (however described),

(d)	if, for any member of the Group;

(i) it is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness,

(ii)	the value of the assets is less than its liabilities (taking into account contingent and prospective liabilities), or

(iii)	a moratorium is declared,

(iv) a substantial part of its assets are impounded, confiscated or subject to distraint,

(e) if, for any member of the Group; any corporate action, legal proceedings or other procedure or step (or any analogous procedure or step is taken in any jurisdiction) is taken in relation to;

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than solvent liquidation or reorganisation,

(a)	a composition, compromise, assignment or arrangement with any creditor,

(b)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer or any of its assets; or

(c)	enforcement of any security over any of its assets, or

(f)
any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of any Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

15.2  In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Loan Trustee can, in order to protect the interests of the Bondholders, declare the entire Remaining Loan including accrued interest and expenses to be in default and due for immediate payment. The Loan Trustee may at his discretion, on behalf of the Bondholders, take every measure necessary to recover the Loan, and all other amounts outstanding under the Loan Agreement.

15.3  In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Loan Trustee shall declare the entire Remaining Loan including accrued interest and costs to be in default and due for payment if:

(a)  the Loan Trustee receives a demand in writing with respect to the above from Bondholders representing at least 1/5 of the Outstanding Loan, and the Bondholders' meeting has not decided on other solutions, or

(b)  the Bondholders' meeting has decided to declare the Loan in default and due for payment.

In either case the Loan Trustee shall on behalf of the Bondholders take every measure necessary to recover the Remaining Loan. The Loan Trustee can request satisfactory security for anticipated expenses from those Bondholders who requested that the declaration of default be made pursuant to sub clause a) above and/or those who voted in favour of the decision pursuant to sub clause b) above.

15.4  In the event that the Loan Trustee pursuant to the terms of Clauses 15.2 or 15.3 declares the Loan to be in default and due for payment, the Loan Trustee shall immediately deliver to the Borrower a notice demanding payment of interest and principal due to the Bondholders under the Loan including accrued interest and interest on overdue amounts and, in the case of the Borrower, expenses.

15.5  The individual Bondholder cannot of his own accord recover his bond(s) directly from the Borrower.

16  Authority of the Bondholders' meeting and the Loan Trustee

16.1  To the extent creditor's approval is required according to law, regulation or agreement, the Bondholders' meeting may make decisions in all questions concerning the Loan, such as:

(a)  change of Loan Trustee,

(b)  change of Borrower,

(c)  changes to the Loan Agreement regarding interest, payment, maturity or other conditions,

(d)  changes in the Borrower's corporate structure, such as mergers, demergers, capital reduction or conversion,

(e) approve the sale or other transactions concerning the Borrower’s assets,

(f)  declaring the Loan to be in default.

The Bondholders' meeting may attach conditions to its decisions.

The Bondholders' meeting cannot make decisions that are liable to give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

16.2  The Loan Trustee can, subject as aforesaid, on its own make a decision as mentioned in Clause 16.1 d), provided that:

(a)  the changes in the Borrower's corporate structure are not, in the judgement of the Loan Trustee, of significant importance for the fulfilment of the Loan Agreement, or

(b)  any security provided by the Borrower in connection with the change offers, in the judgment of the Loan Trustee, adequate security for the fulfilment of the Loan Agreement.

The Loan Trustee can make a decision regarding other changes in the Loan Agreement as mentioned in Clause 16.1 (c), provided that the matters in question are, in the judgment of the Loan Trustee, of minor importance to the Bondholders' financial and legal rights in the Loan. Before such a decision is made, the Bondholders shall be notified in writing through the Securities Depository. The notification shall clearly describe the proposal and the opinion of the Loan Trustee of it, and shall also inform that the proposal cannot be approved by the Loan Trustee alone if any Bondholder submits a written protest against the proposal, and such protest is dispatched within a time limit which shall not be shorter than 5 - five - Banking Days from the dispatchment of the notification.

The Loan Trustee may attach conditions to its decision.

The Loan Trustee cannot make a decision under the Loan Agreement that is liable to give certain Bondholders or others unreasonable advantages at the expense of other Bondholders.

16.3  The Loan Trustee is free, subject as aforesaid, to submit any question to the Bondholders' meeting.

16.4  The Loan Trustee has the right and obligation to implement all decisions validly made at the Bondholders' meeting.

16.5  The Borrower, the Bondholders and - if the Loan is listed - the Exchange shall be notified of decisions made in accordance with Clauses 16.1 and 16.2 as soon as possible and in a suitable manner.

17  Procedural rules

17.1  A Bondholders' meeting shall be held at the request of:

(a) the Borrower,

(b) Bondholders representing at least 1/10 of Outstanding Loan or

(c) the Exchange - if the Loan is listed - or

(d) the Loan Trustee.

A request of a Bondholders' meeting shall be made in writing and clearly state the matters to be discussed and the provisions of this Loan Agreement on which the request is based. The request shall be sent to the Loan Trustee.

17.2  The Bondholders' meeting shall be summoned by the Loan Trustee pursuant to the provisions of Clause 17.3. Simultaneously with the decision to summon the Bondholders' meeting, the Loan Trustee can demand that the Borrower does not increase the Outstanding Loan.

If the Loan Trustee has not complied with a valid request for a Bondholders' meeting as set forth in Clause 17.1 within five Banking Days after having received such request, then the Borrower and the relevant Bondholder(s) and - if the Loan is listed - the Exchange have the right themselves to summon the meeting pursuant to the provisions of Clause 17.3.

17.3  The summons to a Bondholders' meeting shall be dispatched and if necessary notified at the latest five Banking Days before the date of the meeting.

The summons shall be effected by written notification through the Securities Depository to every Bondholder with known place of residence and - if the Loan is listed - the Exchange for publication. The notification through the Securities Depository shall also state the number of Bonds in the Loan (print-out) owned by the Bondholder in question at the time the print-out is made.

The summons shall clearly state the matters to be discussed at the Bondholders' meeting, and the provisions of this Loan Agreement on which the request is based and inform that the relevant documents are available from the Loan Trustee, the Borrower or at such other place as stated in the summons. If any change of the Loan Agreement has been proposed, the main content of the proposal shall be stated in the summons.

The meeting can only make decisions regarding the matters which were stated in the summons, unless all the Bondholders in the Outstanding Loan agree otherwise subject to the provisions hereof.

If in order to make a valid decision it is necessary, pursuant to Clause 18, to hold a new Bondholders' meeting and discuss the matter a second time,  such new Bondholders' meeting cannot be summoned before the first meeting has been held. The summons to the second meeting shall inform of the turnout and result of the vote at the first Bondholders' meeting.

17.4  The meeting shall be held at the premises of the Loan Trustee or at premises designated by the Loan Trustee.

The meeting shall be presided over by the Loan Trustee, unless the Bondholders' meeting decides otherwise. If the Loan Trustee is not present, the meeting shall be presided over by a Bondholder or representative of the Bondholders, elected by the Bondholders.

The minutes of the meeting shall be kept, showing the Bondholders present - personally or by proxy - as well as how many votes each Bondholder can cast. Further, the decisions made at the meeting, as well as the result of the vote, shall be recorded. The minutes shall be signed by the chairman and two Bondholders or proxies. The minutes shall be kept in a safe manner by the Loan Trustee, and shall be available to the Bondholders.

17.5  Bondholders, the Borrower, the Loan Trustee and - if the Loan is listed - the Exchange have the right to attend the Bondholders' meeting. The Bondholders' meeting can grant entrance to the meeting to other parties. The participants at the meeting have the right to meet with an advisor and/or by proxy.

17.6  At the Bondholders' meeting each Bondholder has one vote for each Bond he owns. The notification of the number of Bonds in the Loan (print-out) which was sent to each Bondholder through the Securities Depository in the summons to the meeting, see Clause 17.3, serves as proof of ownership of the Bonds and of each owner's right to vote. In the event that Bonds have been transferred after the print-out was made, the new Bondholder must bring to the meeting the original summons and the print-out, endorsed so as to document the transfer.

The Borrower’s Bonds do not give the right to vote and are not taken into account when determining the number of voting Bonds.

In case of doubt, the Bondholders' meeting decides which Bondholders can vote and how many votes each one has.

17.7  In order for the Bondholders' meeting to be able to make valid decisions, Bondholders representing at least 5/10 of the Outstanding Loan must be represented, see however Clause18.

Valid decisions may be made by a simple majority, see however Clause 17.8.

17.8  In the following matters a majority of 2/3 of the Bonds represented at the meeting must vote in favour of the decision:

(a)  change of bondholders’ representative,

(b)  change of borrower,

(c)  changes in the Loan Agreement's conditions, including interest, maturity, term and security/collateral, or

(d)  corporate or business changes in the Borrower which are of significant importance for the fulfilment of the Loan Agreement.

17.9  In all matters where unanimity is not attained, the voting shall be in writing and the number of votes shall be recorded in the minutes of the meeting. In the case of a tie in the votes, the matter shall be decided by the chairman, even if he is not a Bondholder or proxy.

Decisions made at a Bondholders' meeting which entail changes to the Loan Agreement shall be attached to the Loan Agreement in the form of a certified copy of the minutes of the meeting.

18  Repeated Bondholders' meeting

18.1 In the event that less than 5/10 of the Outstanding Loan are represented, a valid decision may not be made at the first Bondholders' meeting at which the matter is discussed. After a new meeting has been summoned and the matter discussed a second time, a valid decision may be made pursuant to the voting rules set forth above; this also applies to cases in which less than 5/10 of the Outstanding Loan are represented.

19 Change of Loan Trustee

19.1  In the event that the Borrower or Bondholders in accordance with sub-clause 17.1 b) wish to replace the Loan Trustee, or a change of Loan Trustee is necessary according to law, regulation or ordinance, or the Loan Trustee has requested such change, the Loan Trustee shall immediately summon a Bondholders' meeting to discuss the matter.

The Loan Trustee shall put before the Bondholders' meeting a proposal for a new loan trustee. The bondholders, the Borrower and the Exchange - if the Loan is listed - can submit proposals.

The Bondholders and the Exchange - if the Loan is listed - shall after the Bondholders' meeting, be notified of the decision and the date on which the change of loan trustee becomes effective.

19.2  The Loan Trustee shall act as Loan Trustee until a new loan trustee has been elected. In the event that the Loan Trustee does not act properly and the interests of the bondholders suffer, the Exchange may appoint a temporary loan trustee. The cost of the temporary loan trustee shall be covered by the Borrower pursuant to sub-clause 14.4, but may be recovered wholly or in part from the former loan trustee if the change is due to breach of the loan trustee's duties under the Loan Agreement, or other circumstances for which the loan trustee is responsible.

19.3  The Loan Trustee shall co-operate so that the new loan trustee is given, without undue delay after the Bondholders' meeting, the documents and information necessary to perform his functions and duties under the Loan Agreement. The Loan Trustee shall provide a summary of the following up of conditions of the Loan Agreement.

20  Limitation

20.1 Claims for interest and principal shall be limited in time pursuant to the Norwegian Act relating to the Limitation Period for Claims of May 18, 1979 nr. 18.

21  Dispute resolution and legal venue

21.1  Disputes arising out of or in connection with the Loan Agreement which are not resolved amicably, shall be resolved in accordance with Norwegian law and in the Norwegian courts.

21.2  Legal suits shall be served at the competent legal venue of the Loan Trustee.

Oslo, 11 December 2006

B+H Ocean Carriers Ltd Norsk Tillitsmann ASA
Borrower Loan Trustee

........................................... ...........................................

The Loan Agreement has been executed in 2 copies (originals), of which the Borrower and the Loan Trustee keep one each.